Exhibit 10.23

LETTER OF INTENT

This Letter of Intent ("LOI") is made and entered into as of the date set forth below. It establishes the common intent of Inventec Appliances Corp., a corporation incorporated under the laws of Taiwan, with its registered office at 37 Wugung 5th Road, Wugu Shiang, Taipei, 248, Taiwan ("Inventec") and IXI Mobile (R&D) Ltd., a corporation incorporated under the laws of Israel with its registered office at 17 Hatidhar St. Ra'anana, 43665, Israel ("IXI") to enter into a business relationship and to form a strategic business alliance on developing mobile handheld products.

Except for Clause 5, this LOI is non-legally binding. The parties intend to enter into a definitive agreement in accordance with the time frame set forth in Clause 6.

1. General. Inventec and IXI intend to enter into a development and manufacturing agreement (the "Agreement"), which will aim to enhance their mobile handheld products business opportunities worldwide. The Agreement shall cover development, supply, technology, manufacturing, warranties, price and distribution and other services rendered in respect of mobile handheld products.

2. The Business. The intent of the Agreement will be to combine development and manufacturing skills with marketing expertise of each of the parties to rapidly gain a market share worldwide. The parties will jointly develop a solution that offers uniquely designed Ogo devices or other mutually agreed upon products.

3. Contributions. The parties will make the following contributions to the cooperation:

a. Inventec. Inventec will be responsible for the electrical design with guidance by IXI, CDMA (protocol) software and any modifications necessary thereto, mechanical and tooling design, manufacturing, including any test and calibration software necessary for manufacturing, certification such as CDG and FCC.

b. IXI. IXI will be responsible for device specification, the application software and drivers, industrial design and integration between software and hardware.

c. Excluding Clause five (5), each party shall be solely responsible for any costs or expenses it incurs during the course of discussions relating to this LOI and shall have no recourse to the other party in the case that a written Agreement between the parties is not executed.

5. Binding Provisions.

The provisions in this Clause 5 are legally binding on the parties.

a. Confidential Information.

Each of the parties agrees that it will not disclose to third parties or misuse any of the Confidential Information (defined below) obtained from the other pursuant to this LOI.

"Confidential Information" shall be defined for the purpose of this LOI as information not generally known to the industry in which the parties are or may become engaged in about their products, technology, services or methods of doing business, including, but not limited to, information relating to the design and manufacturing of CT-3X mobile devices, materials purchase, marketing techniques and programs, dates, figures, projections, costs, methods of operation, identity of plans or administrative services, estimates, customer lists and selling techniques. The Confidential Information will not include information:

(i) which is lawfully received free of restriction from another sources having the right to so furnish such information;

(ii) after it has become generally available to the public without breach of the agreement that was duly executed by both parties;

(iii) which at the time of disclosure was known to the receiving party to be free of restrictions as evidenced by documentation in such party's possession;

(iv) developed by the receiving party independent of and without use of the information disclosed by the disclosing party;

(v) which is disclosed under an order by a governmental authority or a court of competent jurisdiction provided the owner of such Confidential

This provision shall be effective from the date of execution until November 30, 2009, notwithstanding that the parties may decide not to enter into any definitive agreement proposed in this LOI.

b. NRE and Payment Schedule

IXI shall make the NRE (Non-Recurring Engineering) payment according to Exhibit A. Exhibit A is part of this Letter Of Intent. It being understood and agreed that IXI may terminate the project contemplated in this LOI upon 30 days prior written notice. Upon such termination, IXI shall pay Inventec for any work performed until the time of such notice.

c. Ownership and IPR

Each party will retain all Intellectual Property rights in any materials it owned or had an interest in (including any third party's intellectual property rights) prior to the effective date of the Agreement, ("Pre-Existing Intellectual Property"). Unless otherwise expressly stated in the Agreement, nothing will be deemed to imply a transfer of ownership of the other party's Pre-Existing Intellectual Property.

All materials, deliverables, and refinements developed as part of or for the project that is specifically made for IXI under this LOI or the Agreement shall belong to IXI ; provided that IXI has paid the applicable NRE fees for said materials, deliverables, and refinements as described in Exhibit A or under the Agreement. For the clarification purpose the said materials, deliverables and refinements' shall not include any Intellectual Property rights (including, without limitation its derivative works) that is/are owned by the third party such as Qualcomm.

6. Action Plan. The parties agree to use their commercially reasonable endeavors to commit to the following timeline with respect to further actions necessary to make the parties' goals stated herein materialize:

a. Define and agree on the development milestones, payment, mechanical requirement, specifications and volume planning on or before February 1, 2007; and

7. Effective Date. This LOI shall be effective from the date of execution by the parties.

8. Governing Law. This LOI is governed by and construed in accordance with the laws of the state of California, USA. The parties hereby agree to submit to the exclusive jurisdiction of the courts of California.

This LOI is dated __________2006

On behalf of Inventec Appliances Corp.	On behalf of IXI Mobile (R&D) Ltd.
Timothy Chang	
Name: Timothy CHANG	Name: Gideon Barak
Title: Vice President	Title: Chairman
1/11/2007	1/12/2007

Exhibit A

Stage	Name	Payment term	Distribution	Man	Month	Cost/M	Subtotal	Total(US$)
1	Down payment	OA 30 after LOI signed	Total labor cost(Before Kickoff)*					
2	Prototype (Bread board)	OA 30 after trial run	EE	4	1.5			
			RF	2	1.5			
			Layout	1	0.5			
			SW	3	0.5			
			ME	2	1.5			
			QA	4	0.5			
			PM	2	1.5			
3	Prototype (working sample)	OA 30 after trial run	EE	4	2.5			
			RF	2	2.5			
			layout	1	1.0			
			SW	3	1.5			
			ME	2	2.5			
			QA	4	1.5			
			PE	2	0.5			
			PM	2	2.5			
4	EVT	OA 30 after trial run	EE	4	3.0			
			RF	2	3.0			
			Layout	1	1.0			
			SW	4	3.0			
			ME	2	3.0			
			PE	4	1.0			
			Agency	2	1.0			
			QA	6	3.0			
			PM	2	3.0			
5	DVT1	OA 30 after trial run	EE	4	2.0			
			RF	2	2.0			

			PE	5	1.5
			QA	7	2.0
			Agency	2	2.0
			PM	2	2.0
6	DVT2	OA 30 after trial run	EE	4	2.0
			RF	2	2.0
			Layout	1	0.5
			SW	4	2.0
			ME	2	2.0
			PE	5	1.5
			QA	7	2.0
			Agency	2	2.0
			PM	2	2.0
7	PVT	OA 30 after trial run	EE	4	1.0
			RF	2	1.0
			Layout	1	0.5
			SW	4	1.0
			ME	2	1.0
			PE	5	1.0
			QA	6	1.0
			PM	2	1.0
	Labor cost total(US$):				